Exhibit 4.3

MATERION CORPORATION
2006 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF MAY 3, 2017)

1.
Purpose. The purpose of this Plan is to (a) attract and retain officers, other key employees and consultants of the Company and its Subsidiaries, (b) to provide such persons with incentives and rewards for performance or service, and (c) to promote equity participation by the officers, key employees and consultants of the Company, thereby reinforcing a mutuality of interest with other shareholders, permitting officers, key employees and consultants to share in the Company’s growth.

2.	Definitions. As used in this Plan:

(a)	“Appreciation Right” means a right granted pursuant to Section 8 of this Plan, including a Free-standing Appreciation Right and a Tandem Appreciation Right.

(b)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-standing Appreciation Right.

(c)	“Board” means the Board of Directors of the Company.

(d)	A “Change in Control” of the Company, for purposes of awards granted under this Plan on or after May 4, 2011, shall mean, unless otherwise determined by the Committee:

(i)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own (X) 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) without the approval of the Incumbent Board as defined in (ii) below or (Y) 35% or more of the Outstanding Voting Securities of the Company with the approval of the Incumbent Board; provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii), below), (B) any acquisition by the Company or a subsidiary of the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any Person pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below, or (E) any acquisition by, or other Business Combination (as defined in (iii) below) with, a person or group of which employees of the Company or any subsidiary of the Company control a greater than 25% interest (a “MBO”) but only if the Participant who holds the award in question is one of those employees of the Company or any subsidiary of the Company that are participating in the MBO; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 30% or 35%, as the case may be, as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or 35% or more, as the case may be, of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 30% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(ii)
individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) (as modified by this clause (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (a “Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the ultimate beneficial owners of voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly (X) 30% or more, if such Business Combination is approved by the Incumbent Board or (Y) 35% or more, if such Business Combination is not approved by the Incumbent Board, of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)
approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination described in clauses (A), (B) and (C) of subsection (iii), above.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” means the committee described in Section 10(a) of this Plan.

(g)
“Common Shares” means (i) Common Shares, without par value, of the Company and (ii) any security into which Common Shares may be converted by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(h)	“Company” means Materion Corporation, an Ohio corporation, and its successors.

(i)
“Date of Grant” means the date specified by the Committee on which a grant of Performance Restricted Shares, Performance Shares or Performance Units, Option Rights, Appreciation Rights or a grant or sale of Restricted Stock or Restricted Stock Units shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

(j)
“Designated Subsidiary” means a subsidiary that is (i) not a corporation or (ii) a corporation in which at the time the Company owns or controls, directly or indirectly, less than 80 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(k)	“Detrimental Activity” means any wrongdoing or misconduct as defined by the Committee in an Evidence of Award.

(l)
“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of the award granted under this Plan. An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(n)	“Free-standing Appreciation Right” means an Appreciation Right granted pursuant to Section 8 of this Plan that is not granted in tandem with an Option Right.

(o)	“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.

(p)
“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Restricted Shares, Performance Shares or Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock Units or dividend equivalents. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-based Awards or are not Qualified Performance-based Awards. The Management Objectives applicable to any Qualified Performance-based Award shall be based on one or more, or a combination, of the following criteria (including relative or growth achievement regarding such criteria):

(i)	Profits (e.g., operating profit or income, EBIT, EBT, net income, earnings per share, residual or economic earnings);

(ii)	Cash Flow (e.g., EBITDA, operating cash flow, total cash flow, free cash flow, residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

(iv)
Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables, total inventory, total receivables, inventory turns or any combination thereof);

(v)	Margins (e.g., operating profit, EBITDA or gross profit divided by revenues or value-added revenues);

(vi)	Liquidity Measures (e.g., debt-to-debt-plus-equity, debt-to-capital, debt-to-EBITDA, total debt ratio, EBITDA multiple);

(vii)
Sales, Value-added Sales, Sales Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, new product sales growth, new product value-added sales growth, value-added sales, growth in value-added sales, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, sales and administrative costs divided by value-added sales, sales per employee, value-added sales per employee, cost targets, expense or debt reduction levels or any combination thereof); and

(viii)
Strategic Initiative Key Deliverable Metrics (e.g., product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, increase in yield and productivity and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures).

In the case of a Qualified Performance-based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. Management Objectives that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-based Award (other than in connection with a Participant’s death or disability or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(q)
“Market Value per Share” means, as of any particular date, unless otherwise determined by the Committee, the per share closing price of a Common Share on the New York Stock Exchange on the day such determination is being made or, if there was no closing price reported on such day, on the next day on which such a closing price was reported; or if the Common Shares are not listed or admitted to trading on the New York Stock Exchange on the day as of which the determination is being made, the amount determined by the Committee to be the fair market value of a Common Share on such day. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r)	“Non-qualified Option” means an Option Right that is not intended to qualify as a Tax-qualified Option.

(s)	“Optionee” means the person so designated in an Evidence of Award evidencing an outstanding Option Right.

(t)	“Option Price” means the purchase price payable upon the exercise of an Option Right.

(u)	“Option Right” means the right to purchase Common Shares from the Company upon the exercise of a Non-qualified Option or a Tax-qualified Option granted pursuant to Section 7 of this Plan.

(v)
“Participant” means a person who is selected by the Committee to receive benefits under this Plan and (i) is at that time an officer, including without limitation an officer who may also be a member of the Board, or other salaried employee or consultant of the Company or a Subsidiary or (ii) has agreed to commence serving in any of such capacities, within 90 days of the Date of Grant; provided, however, that Qualified Performance-based Awards may only be granted to officers and other key employees of the Company and its Subsidiaries. The term “Participant” shall also include any person who is determined by the Committee to provide services to the Company or a Subsidiary that are substantially equivalent to those typically provided by an employee (provided that any such person, or such consultant, satisfies the Form S-8 definition of an “employee”).

(w)
“Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 5 of this Plan within which the Management Objectives relating thereto are to be achieved.

(x)
“Performance Restricted Shares” means Common Shares granted pursuant to Section 4 of this Plan as to which neither substantial risk of forfeiture nor the restrictions on transfer referred to in such Section 4 has expired.

(y)	“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share and is awarded pursuant to Section 5 of this Plan.

(z)	“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 or such other value as is determined by the Committee and is awarded pursuant to Section 5 of this Plan.

(aa)	“Plan” means the Materion Corporation 2006 Stock Incentive Plan (As Amended and Restated as of May 3, 2017), as may be further amended from time to time.

(bb)
“Qualified Performance-based Award” means any award of Performance Shares, Performance Units, Performance Restricted Shares or Restricted Stock Units, or portion of such award, that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(cc)
“Restricted Stock” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the restrictions on transfer referred to in such Section 6 has expired. Restricted Stock is not subject to Management Objectives specified by the Committee.

(dd)	“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions under Section 9 of this Plan.

(ee)	“Restricted Stock Units” means an award pursuant to Section 9 of this Plan of the right to receive cash, Common Shares or any combination thereof at the end of a specified Restriction Period.

(ff)
“Spread” means, in the case of a Free-standing Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Appreciation Right, the amount by which the Market Value per Share on the date when any such right is exercised exceeds the Option Price specified in the related Option Right.

(gg)
“Subsidiary” means a corporation, company or other entity (i) at least 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but at least 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(hh)	“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 8 of this Plan that is granted in tandem with an Option Right.

(ii)	“Tax-qualified Option” means an Option Right that is intended to qualify under particular provisions of the Code, including without limitation an Incentive Stock Option.

3.	Shares Available Under this Plan.

(a)	Maximum Shares Available Under Plan.

(i)
Subject to adjustment as provided in Section 11 of this Plan, the number of Common Shares that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) as Restricted Stock or Performance Restricted Shares and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, or (E) in payment of dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate 4,450,000 Common Shares (1,250,000 of which were approved by shareholders of the Company in 2006, 800,000 of which were approved by shareholders of the Company in 2011, 1,200,000 of which were approved by shareholders of the Company in 2014 and 1,200,000 of which will be added upon approval by shareholders of the Company in 2017), plus any Common Shares relating to awards that expire or are forfeited, canceled or settled in cash under this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)
Each Common Share issued or transferred pursuant to an award of Option Rights or Appreciation Rights will reduce the aggregate Plan limit described above in Section 3(a)(i) by one Common Share. Each Common Share issued or transferred (and in the case of Performance Restricted Shares and Restricted Stock, released from all substantial risk of forfeiture) pursuant to an award other than Option Rights or Appreciation Rights shall reduce the aggregate Plan limit described above in Section 3(a)(i) by (A) one Common Share if issued or transferred pursuant to an award granted prior to May 4, 2011, and (B) 1.3 Common Shares if issued or transferred pursuant to an award granted on or after May 4, 2011. Any Common Shares that again become available for issuance pursuant to this Section 3 shall be added back to the aggregate Plan limit in the same manner such shares were originally deducted from the aggregate plan limit pursuant to this Section 3(a)(ii).

(iii)
Subject to the share-counting rules provided in Section 3(a)(ii) and in this Section 3(a)(iii), the Common Shares covered by an award granted under this Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Common Shares available under this Plan as of a given date shall not be reduced by any Common Shares relating to prior awards that have expired or have been forfeited or canceled. Upon payment in cash of the benefit provided by any award granted under this Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if Common Shares are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares covered by the Option Right being exercised shall count against the aggregate Plan limit described above; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy the tax withholding obligation (1) shall count against the aggregate Plan limit described above prior to May 7, 2014 and (2) with respect only to awards other than Option Rights or Appreciation Rights, shall be added back (but only to the extent such withholding did not exceed minimum amounts of taxes required to be withheld) to the aggregate Plan limit described above on and after May 7, 2014 through May 6, 2024; (C) the number of Common Shares that are repurchased by the Company with Option Right proceeds shall not increase the aggregate Plan limit described above; and (D) the number of Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, whether or not all Common Shares covered by the award are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to this Plan.

(b)
Incentive Stock Option Limit. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 4,450,000.

(c)	Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 11 of this Plan:

(i)
No Participant shall be granted Qualified Performance-based Awards of Restricted Stock Units, Performance Restricted Shares and/or Performance Shares, in the aggregate, for more than 200,000 Common Shares during any calendar year;

(ii)
No Participant shall be granted in any calendar year a Qualified Performance-based Award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $2,500,000; and

(iii)	No Participant shall be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 200,000, Common Shares during any calendar year.

(d)
Exclusion from Certain Restrictions. Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares provided for in Section 3(a)(i) above may be used for awards granted under Sections 4 through 10 of this Plan that do not comply with the applicable three-year minimum vesting requirements set forth in Sections 6(c) and 9(d) of this Plan and the applicable one-year minimum vesting requirements of Sections 4(b), 5(b) and 9(b) of this Plan.

4.
Performance Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of Performance Restricted Shares. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)
Each grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend (subject to Section 4(f) below), voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)
Any grant of Performance Restricted Shares shall specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such Performance Restricted Shares and each grant may specify in respect of the specified Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Performance Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement, of the specified Management Objectives; provided, however, that no such termination shall occur sooner than after one year, except that the performance period with respect to an award of Performance Restricted Shares may be subject to earlier termination or other modification, including in the event of the retirement, death or disability of the Participant or a Change in Control of the Company; provided, further, that no award of Performance Restricted Shares intended to be a Qualified Performance-based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. The grant of a Qualified Performance-based Award of Performance Restricted Shares shall specify that, before the termination or early termination of restrictions applicable to such Performance Restricted Shares, the Committee must determine that the Management Objectives have been satisfied.

(c)	Each grant may be made without payment of additional consideration from the Participant.

(d)
Each grant shall provide that the Performance Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant, and any grant may provide for the earlier termination of such period and remove all such restrictions, including in the event of the retirement, death or disability of the Participant or a Change in Control of the Company, provided, however, that no award of Performance Restricted Shares intended to be a Qualified Performance-based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(e)
Each grant shall provide that, during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Performance Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant. Such restrictions may include without limitation rights of repurchase or first refusal in the Company or provisions subjecting the Performance Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(f)
Any grant shall require that any or all dividends or other distributions paid on the Performance Restricted Shares during the period of such restrictions be automatically sequestered. Such distribution may be reinvested on an immediate or deferred basis in additional Common Shares, which may be subject to the same restrictions as the underlying award or such other restrictions as the Committee may determine; provided, however, that dividends or other distributions on Performance Restricted Shares shall be deferred until and paid contingent upon the earning of the Performance Restricted Shares to which such dividends or other distributions relate.

(g)
Each grant of Performance Restricted Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, (i) all certificates representing Performance Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to the Performance Restricted Shares, shall be held in custody by the Company until all restrictions thereon lapse or (ii) all Performance Restricted Shares shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Performance Restricted Shares.

5.
Performance Shares and Performance Units. The Committee may also, from time to time and upon such terms and conditions as it may determine, authorize grants of Performance Shares and Performance Units that shall become payable to the Participant subject to the achievement of specified Management Objectives during the Performance Period. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)
Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-based Award of Performance Shares or Performance Units (other than in connection with the death or disability of the Participant or a Change in Control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)
The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year) as shall be determined by the Committee, and may be subject to earlier termination or other modification, including in the event of the retirement, death or disability of the Participant or a Change in Control of the Company; provided, however, that no such adjustment will be made in the case of a Qualified Performance-based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c)
Each grant shall specify the Management Objectives that are to be achieved by the Participant and each grant may specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level, but falls short of full achievement of the specified Management Objective. The grant of a Qualified Performance-based Award of Performance Shares or Performance Units shall specify that, before the Performance Shares or Performance Units will be earned and paid, the Committee must determine that the Management Objectives have been satisfied.

(d)
Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Common Shares, Restricted Stock or Restricted Stock Units, or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(e)	Any grant of Performance Shares or Performance Units may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f)
The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof, either in cash or in additional Common Shares, subject in all cases to payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g)
Each grant of Performance Shares or Performance Units shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

6.
Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale to Participants of Restricted Stock. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)
Each grant shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to and the other terms of this Plan.

(b)	Each grant or sale may be made without payment of additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)
Each grant or sale shall provide that the Restricted Stock covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of at least three years, except that the restrictions may be removed ratably during the three-year period as determined by the Committee. Any grant may provide for the earlier termination of such period and remove all such restrictions, including in the event of the retirement, death or disability of the Participant or a Change in Control of the Company.

(d)
Each grant or sale shall provide that, during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant. Such restrictions may include, without limitation, rights of repurchase or first refusal by the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(e)
Any grant or sale may require that any or all dividends or other distributions paid on the Restricted Stock during the period of such restrictions be automatically sequestered; provided, however, that dividends or other distributions on Restricted Stock shall be deferred until and paid contingent upon the earning of the Restricted Stock to which such dividends or other distributions relate.

(f)
Each grant of Restricted Stock shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock, together with a stock power that shall be endorsed in blank by the Participant with respect to the Restricted Stock, shall be held in custody by the Company until all restrictions thereon lapse, or (ii) Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.
Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize grants to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)	Each grant of Option Rights shall specify the number of Common Shares to which it pertains.

(b)	Each grant shall specify an Option Price per Common Share, which (subject to Section 23 of this Plan) shall be equal to or greater than the Market Value per Share on the Date of Grant.

(c)	Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include:

(i)	cash in the form of currency or check or other cash equivalent acceptable to the Company or by wire transfer of immediately available funds;

(ii)
the actual or constructive transfer to the Company of non-forfeitable, unrestricted Common Shares, which are already owned by the Optionee and having a value at the time of exercise that is equal to the Option Price;

(iii)
subject to any conditions or limitations established by the Committee, a “net exercise” arrangement pursuant to which the Company will withhold Common Shares that would otherwise be issued upon exercise (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld shall not be treated as issued and acquired by the Company upon such exercise);

(iv)
any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 7(d) below, on such basis as the Committee may determine in accordance with this Plan; or

(v)	any combination of the foregoing.

(d)
To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the Common Shares to which the exercise relates.

(e)	Successive grants may be made to the same Optionee regardless of whether any Option Rights previously granted to the Optionee remain unexercised.

(f)
Each grant shall specify the period or periods of continuous employment of the Optionee by the Company or any Subsidiary that are necessary before the Option Rights or installments thereof shall become exercisable. A grant of Option Rights may provide for the earlier exercise of the Option Rights, including in the event of the retirement, death or disability of the Participant or a Change in Control of the Company.

(g)	Any grant of Option Rights may specify Management Objectives that must be achieved as a condition of the exercise of such rights.

(h)
Option Rights granted under this Plan may be (i) options that are intended to qualify under particular provisions of the Code, including without limitation Incentive Stock Options, (ii) options that are not intended to so qualify or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who, on the date of the grant, are officers or other key employees of the Company or any Subsidiary who must meet the definition of “employees” under Section 3401(c) of the Code.

(i)	The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 8 of this Plan.

(j)
No Option Right granted pursuant to this Section 7 may be exercised more than seven years from the Date of Grant. Subject to this limit, the Committee may cause Option Rights to continue to be exercisable after termination of employment of the Participant under circumstances specified by the Committee.

(k)	Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(l)	Each grant of Option Rights shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

8.
Appreciation Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize grants to Participants of Appreciation Rights. An Appreciation Right shall be a right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100%) of the Spread at the time of the exercise of such right. An Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)
Any grant may specify that the amount payable upon the exercise of an Appreciation Right may be paid by the Company in cash, Common Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(b)	Any grant may specify that the amount payable upon the exercise of an Appreciation Right shall not exceed a maximum specified by the Committee on the Date of Grant.

(c)
Any grant may specify (i) a waiting period or periods before Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Appreciation Rights shall be exercisable.

(d)
Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable. Any grant may specify that an Appreciation Right may be exercised earlier, including in the event of the retirement, death or disability of the Participant or a Change in Control of the Company.

(e)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such rights.

(f)
Each grant shall be evidenced by an Evidence of Award, which shall describe the subject Appreciation Rights, identify any related Option Rights, state that the Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

(g)	No Appreciation Right granted under this Plan may be exercised more than seven years from the Date of Grant.

(h)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(i)	Regarding Tandem Appreciation Rights only:

(i)
Each grant shall provide that a Tandem Appreciation Right may be exercised only at a time when the related Option Right (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive and by surrender of the related Option Right (or such other right) for cancellation.

(ii)	The Option Price of the related Option Right shall (subject to Section 23 of this Plan) be equal to or greater than the Market Value Per Share on the Date of Grant.

(j)	Regarding Free-standing Appreciation Rights only:

(i)
Each grant shall specify in respect of each Free-standing Appreciation Right a Base Price per Common Share, which (subject to Section 23 of this Plan) shall be equal to or greater than the Market Value per Share on the Date of Grant; and

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-standing Appreciation Rights previously granted to such Participant remain unexercised.

9.
Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, also authorize grants or sales of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)
Each grant or sale shall constitute the agreement by the Company to deliver Common Shares, cash or a combination thereof to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Restriction Period of such conditions (which may include the achievement of Management Objectives) as the Committee may specify.

(b)
If a grant or sale of Restricted Stock Units specifies that the Restriction Period will terminate subject to the achievement of Management Objectives, such Restriction Period may not terminate sooner than after one year. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units which restriction will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Qualified Performance-based Awards of Restricted Stock Units shall specify that, before the termination or early termination of the restrictions applicable to such Restricted Stock Units, the Committee must determine that the Management Objectives have been satisfied.

(c)
Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant.

(d)
If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives, each grant or sale shall provide that the Restricted Stock Units covered thereby shall be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period shall expire ratably during the three-year period as determined by the Committee.

(e)
Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of the Participant or a Change in Control of the Company; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(f)
During the Restriction Period, the Participant shall not have any right to transfer any rights under the subject award, shall not have any rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and shall not have any right to vote them, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such Restricted Stock Units, either in cash or in additional Common Shares; provided, however, that any dividends or other distributions with respect to the Restricted Stock Units shall be deferred until and paid contingent upon the earning of the Restricted Stock Units to which such dividends or other distributions relate.

(g)
Each grant or sale shall specify the time and manner of payment of Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain by the Committee the right to elect among those alternatives.

(h)	Each grant or sale shall be evidenced by an Evidence of Award, which shall contain such terms and provisions as the Committee may determine consistent with this Plan.

10.	Administration of the Plan.

(a)
This Plan shall be administered by the Compensation Committee of the Board. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)
The interpretation and construction, including any action to correct defects and supply omission and correct administrative errors, by the Committee of any provision of this Plan or any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable for any such action taken or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)
The Committee may suspend the right to exercise Option Rights or Appreciation Rights during any blackout period that is necessary or desirable to comply with the requirements of applicable laws and/or to extend the award exercise period in a manner consistent with applicable law.

(d)
To the extent permitted by law, the Committee may, from time to time, delegate to one or more officers of the Company or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent permitted by law, the Committee may, from time to time, delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of awards granted under this Plan. In no event shall any such delegation of authority be permitted with respect to awards to any person who is an officer, director, or more than 10% “beneficial owner” of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or to any Participant who is, or is determined by the Committee to likely become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

11.
Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units and Performance Shares and Performance Units granted hereunder, (b) prices per share applicable to such Option Rights and Appreciation Rights, (c) kind of shares (including shares of another issuer) covered thereby, and (d) in other award terms, as the Committee in its sole discretion, exercised in good faith, determines is equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it may, in good faith, determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. Moreover, the Committee may on or after the Date of Grant provide in the agreement evidencing any award under this Plan that the holder of the award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award. The Committee shall also make or provide for such adjustments in the numbers and kind of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(a)(i) and 3(b) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify. This Section 11 shall not be construed to permit the re-pricing of any Option Rights in the absence of any of the circumstances described above in contravention of Section 19(b) hereof. Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 11 to awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to this Section 11 of this Plan to awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; and (iii) the Committee shall not have the authority to make any adjustments pursuant to this Section 11 of this Plan to the extent that the existence of such authority would cause an award that is not intended to be subject to Section 409A of the Code to be subject thereto.

12.
Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any Detrimental Activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

13.
Participation by Employees of Designated Subsidiaries. As a condition to the effectiveness of any grant or award to be made hereunder to a Participant who is an employee of a Designated Subsidiary, whether or not such Participant is also employed by the Company or another Subsidiary, the Board may require such Designated Subsidiary to agree to transfer to such employee (when, as and if provided for under this Plan, and any applicable Agreement entered into with any such employee pursuant to this Plan) the Common Shares that would otherwise be delivered by the Company, upon receipt by such Designated Subsidiary of any consideration then otherwise payable by such Participant to the Company. Any such award shall be evidenced by an agreement between the Participant and the Designated Subsidiary, in lieu of the Company, on terms consistent with this Plan and approved by the Board and such Designated Subsidiary. All such Common Shares so delivered by or to a Designated Subsidiary shall be treated as if they had been delivered by or to the Company for purposes of Section 3 of this Plan, and all references to the Company in this Plan shall be deemed to refer to such Designated Subsidiary, except for purposes of the definition of “Board” and except in other cases where the context otherwise requires.

14.
Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary or Designated Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

15.Transferability.

(a)
Except as provided in Section 15(c) below, no Option Right or Appreciation Right or other derivative security granted under this Plan may be transferred by a Participant except by will or the laws of descent and distribution, and in no event shall any award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights granted under this Plan may not be exercised during a Participant’s lifetime except by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

(b)
The Committee may specify at the Date of Grant, that all or any part of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, or in payment of Performance Shares or Performance Units or upon the termination of the Restriction Period applicable to Restricted Stock Units, or (ii) no longer subject to the substantial risk of forfeiture and restriction on transfer referred to in Sections 4 and 6 of this Plan, shall be subject to further restrictions upon transfer.

(c)
The Committee may determine that Option Rights (other than Incentive Stock Options) and Appreciation Rights may be transferable by a Participant, without payment of consideration therefore by the transferee, only to any one or more members of the Participant’s immediate family; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Committee and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant. For the purposes of this Section 15(c), the term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

16.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for the withholding are insufficient, it shall be a condition to the receipt of any such payment or the realization of any such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of any taxes or other amounts required to be withheld. At the discretion of the Committee, any such arrangements may without limitation include relinquishment of a portion of any such payment or benefit. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld or delivered, and not result in adverse accounting or other consequences as reasonably determined by the Committee (it being understood that the failure of such reasonable determination to be correct shall not constitute a violation of the terms of this Plan), and (b) it is permitted by the Committee.

17.	Compliance with Section 409A of the Code.

(a)
To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)
Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)
If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)
Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation § 1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)
Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.
Effective Date. The Materion Corporation 2006 Stock Incentive Plan first became effective on May 2, 2006, the date it was approved by the Company’s shareholders, the Materion Corporation 2006 Stock Incentive Plan (As Amended and Restated as of May 4, 2011) first became effective on May 4, 2011, the date it was approved by the Company’s shareholders and the Materion Corporation 2006 Stock Incentive Plan (As Amended and Restated as of May 7, 2014) first became effective as of May 7, 2014, the date it was approved by the Company’s shareholders. This Plan shall be effective as of May 3, 2017 or such other date on which it is approved by the Company’s shareholders.

19.	Amendments.

(a)
The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)
Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Company’s shareholders.

(c)
If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to Section 19(d) hereof, in case of termination of employment including by reason of the death, disability or normal or early retirement of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Performance Restricted Shares or Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or in the case of a Change in Control of the Company or similar transaction or event, the Committee may, in its sole discretion, accelerate the time at which such Option Right or Appreciation Right may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d)
Subject to Section 19(c) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-based Award (other than in connection with the Participant’s death or disability, or a Change in Control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-based Award. Subject to Section 11 above, no such amendment shall impair the rights of any Participant without his or her consent. The Committee may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20.
Termination of the Plan. No further awards shall be granted under this Plan after May 2, 2027, ten years from the date on which this Plan is expected to be approved by the shareholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21.	Governing Law. This Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

22.	Miscellaneous Provisions.

(a)	The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)
This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)
Except with respect to Section 22(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as a Tax-qualified Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)
No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Committee, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)
Leave of absence approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is on a leave of absence.

(f)
No Participant shall have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g)
The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)
Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i)
If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

23.	Stock-based Awards in Substitution for Stock Options or Other Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a)
Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)
In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)
Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) above will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) of this Plan will be added to the aggregate plan limit contained in Section 3 of this Plan.